EXHIBIT 23.2
CONSENT OF FORREST A. GARB & ASSOCIATES, INC.,
INDEPENDENT PETROLEUM ENGINEERS

                    As independent petroleum engineers, We hereby consent to the inclusion of our report dated June 28, 2007 of our estimates of reserves for the period ending March 31, 2007, which report is included in this Annual Report on Form 10-KSB.

/s/ Mark A. Murray
FORREST A. GARB & ASSOCIATES, INC.

Dallas, Texas

July 14 2007